Exhibit 23.4

B. RILEY
Research Trading	4675 MacArthur Court, Suite 1500
Investment Banking	Newport Beach, CA 92660
Tel: 949.852.9911
Fax: 949.852.0430
www.friend-co.com

November 4, 2005

Mr. Kim Early

721 Lincoln Way

Garden Grove, CA 92841

Dear Mr. Early,

Subject to our engagement agreement and you acknowledging that the transaction between QuaTech and DPAC has changed in a material way since the issuance of our fairness opinion, we give you our permission to include our opinion in the S-4 filing.

If you have any questions in this regard please contact either Dennis McCarthy or myself at your earliest convenience.

Best regards,

/s/ MICHAEL J. LOWELL
Michael J. Lowell
Managing Director
B. Riley & Co.